Exhibit 23.1

Deloitte Touche Tohmatsu

Auditores Independentes

Rua Alexandre Dumas, 1981

– Chacará Santo Antonio

São Paulo - SP- 04717-906

Brasil

Tel: + 55 (11) 5186-2444

Fax: + 55 (11) 5185-2911

www.deloitte.com.br

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-122496 of our report dated February 4, 2005, except for Notes 24 and 25 as to which the date is February 16, 2005 relating to the consolidated financial statements of Ultrapar Participações S.A. and subsidiaries appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings “Management’s discussion and analysis of financial condition and results of operations” and “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu

February 23, 2005